Exhibit 16.1

February 14, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Holobeam, Inc. ("the Company") and, under the date of December 15, 2005, we reported on the financial statements of the Company as of September 30, 2005 and 2004. We have read the Company?s statements included under Item 4.01(a) of its Form 8-K dated February 14, 2006, and we agree with such statements.

Very truly yours,
/s/  R.A. Fredericks & Company LLP
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R.A. Fredericks & Company LLP